Exhibit 10.2

     Set forth below is a summary of the compensation payable to each non-employee member of the Board of Directors of Movie Gallery, Inc., effective July 1, 2005.

•	The annual retainer will be increased from $20,000 to $48,000 (pro rated for the remainder of 2005).

•	Fees for each quarterly Board of Directors meeting and any other in person Board of Directors meeting attended will be $2,000. Fees for each telephonic Board of Directors meeting in which the director participates will be $1,000.

•	Fees for each audit committee meeting will be $2,500 for the chairman of the audit committee and $1,500 for each other audit committee member.

•	Fees for each other committee meeting will be $2,500 for the chairman of the committee and $1,500 for each other committee member.